Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The Second Quarter Ended June 30, 2020

HOUSTON, Aug. 4, 2020 /PRNewswire/ -- INDEPENDENCE CONTRACT DRILLING, INC. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three months ended June 30, 2020.

Second Quarter 2020 Highlights

  Net loss of $10.1 million, or $2.52 per share.
  Adjusted net loss, as defined below, of $11.0 million, or $2.73 per share.
  Adjusted EBITDA, as defined below, of $4.0 million.
  Net debt, excluding finance leases and net of deferred financing costs, of $119.5 million.
  Marketed fleet utilization of 32%.
  Fully burdened margin of $7,000 per day.

In the second quarter of 2020, the Company reported revenues of $21.4 million, a net loss of $10.1 million, or $2.52 per share, adjusted net loss (defined below) of $11.0 million, or $2.73 per share, and adjusted EBITDA (defined below) of $4.0 million. These results compare to revenues of $52.9 million, a net loss of $12.9 million, or $3.40 per share, adjusted net loss of $5.5 million, or $1.45 per share, and adjusted EBITDA of $12.8 million in the second quarter of 2019, and revenues of $38.5 million, a net loss of $28.2 million, or $7.53 per share, an adjusted net loss of $10.6 million, or $2.82 per share, and adjusted EBITDA of $5.1 million in the first quarter of 2020.

Chief Executive Officer Anthony Gallegos commented, "Oil and gas demand destruction caused by the COVID-19 pandemic impacted the U.S. land rig count and as a result our operating rig count declined dramatically throughout the quarter. Nevertheless, cost initiatives favorably impacted the quarter, permitting us to lower operating costs to below $13,000 per day and to expand our operating margins in spite of the historic decline in operating activity. Efforts to expand our liquidity profile during the quarter were also successful, as we increased our cash balances and expanded our financial liquidity to over $40 million. Although forward visibility is very limited, we expect the third quarter to be the trough for ICD's operating rig count, and continue to work constructively with existing and potential new customers on opportunities for late third quarter and fourth quarter reactivations."

Quarterly Operational Results

In the second quarter of 2020, the Company's marketed fleet operated at 32% utilization and recorded 834 revenue days, compared to 84% utilization and 2,330 revenue days in the second quarter of 2019, and 66% utilization and 1,738 revenue days in the first quarter of 2020.

Operating revenues in the first quarter of 2020 totaled $21.4 million, compared to $52.9 million in the second quarter of 2019 and $38.5 million in the first quarter of 2020. Included in operating revenues were $2.2 million of early termination revenue recognized during the quarter. Excluding the impacts from early termination revenue, revenue per day in the second quarter of 2020 was $19,741, compared to $20,868 in the second quarter of 2019 and $19,823 in the first quarter of 2020.

Operating costs in the second quarter of 2020 totaled $14.1 million, compared to $37.5 million in the second quarter of 2019 and $30.2 million in the first quarter of 2020. Fully burdened operating costs were $12,741 per day in the second quarter of 2020, compared to $14,155 in the second quarter of 2019 and $14,648 in the first quarter of 2020.

Excluding the impact from early termination revenues and decommissioning costs, fully burdened rig operating margins in the second quarter of 2020 were $7,000 per day, compared to $6,713 per day in the second quarter of 2019 and $5,175 per day in the first quarter of 2020. Sequential improvements were primarily the result of cost reduction initiatives that impacted the entire second quarter of 2020, as well as favorable group and workers compensation insurance items.

Selling, general and administrative expenses in the second quarter of 2020 were $3.5 million (including $0.3 million of non-cash stock-based compensation), compared to $3.0 million (including $0.4 million of non-cash stock-based compensation) in the second quarter of 2019 and $3.8 million (including $0.6 million of non-cash stock-based compensation) in the first quarter of 2020. Sequential decreases in selling, general and administrative expenses were associated with cost cutting initiatives that impacted the entire second quarter, offset by furlough costs and professional fees associated with the various amendments to the Company's existing term loan facility and merger consideration payment schedule and related matters of $1.0 million.

Drilling Operations Update

The Company exited the second quarter of 2020 with six rigs earning revenues under drilling contracts. The Company expects its operating rig count to reach a trough at three to four rigs during the third quarter of 2020, with current rig reactivation opportunities existing for reactivations late during the third quarter of 2020 and the fourth quarter of 2020. The Company's backlog of drilling contracts with original terms of six months or longer was $14.9 million as of June 30, 2020, representing 2.24 rig years of activity. Approximately 84% of this backlog is expected to be realized during the remainder of 2020.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the second quarter of 2020, net of asset sales and recoveries, was $2.6 million, including payments of $2.1 million for prior period deliverables.

As of June 30, 2020, the Company had cash on hand of $17.4 million, an undrawn revolving line of credit with availability of $9.2 million based upon eligible accounts receivable, $130 million principal amount outstanding under its term loan, and $10 million outstanding under a loan issued under the Payroll Protection Program ("PPP") under the CARES Act. The term loan includes a committed $15 million accordion that remains undrawn.

During the quarter, the Company instituted an at-the-market ("ATM") common stock offering with a maximum approved offering amount of $11 million. During the second quarter of 2020, the Company issued 1,192,566 shares of common stock pursuant to this program at a weighted average gross selling price of $6.15 per share, resulting in gross proceeds to the Company of $7.3 million. During the second quarter, the Company amended its term loan to permit in the future the one-time payment of one quarters' interest on a payment-in-kind ("PIK") basis, as well as extended the payment terms on approximately $2.9 million of certain merger consideration payments until June 30, 2022 that were originally scheduled for payment during the second quarter of 2020.

Conference Call Details

A conference call for investors will be held today, August 4, 2020, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's second quarter 2020 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10146504. The replay will be available until August 11, 2020.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$ 17,396	$ 5,206
Accounts receivable, net	14,088	35,834
Inventories	1,170	2,325
Assets held for sale	1,700	8,740
Prepaid expenses and other current assets	2,990	4,640
Total current assets	37,344	56,745
Property, plant and equipment, net	429,317	457,530
Other long-term assets, net	2,664	2,726
Total assets	$ 469,325	$ 517,001
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 7,768	$ 3,685
Accounts payable	5,331	22,674
Accrued liabilities	10,344	16,368
Merger consideration payable to an affiliate	-	3,022
Current portion of contingent consideration	-	2,814
Total current liabilities	23,443	48,563
Long-term debt (2)	139,571	134,941
Merger consideration payable to an affiliate	2,902	-
Deferred income taxes, net	599	652
Other long-term liabilities	2,040	1,249
Total liabilities	168,555	185,405
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 50,000,000 shares authorized;
5,081,687 and 3,876,196 shares issued, respectively, and
5,003,109 and 3,812,050 shares outstanding, respectively	50	38
Additional paid-in capital	513,402	505,831
Accumulated deficit	(208,769)	(170,426)
Treasury stock, at cost, 78,589 shares and 64,146 shares, respectively	(3,913)	(3,847)
Total stockholders' equity	300,770	331,596
Total liabilities and stockholders' equity	$ 469,325	$ 517,001

(1)

As of June 30, 2020, and December 31, 2019, current portion of long-term debt includes $3.4 million and $3.7 million, respectively, of finance lease obligations.  As of June 30, 2020, current portion of long-term debt also includes $4.4 million related to current portion of PPP Loan.

(2)

As of June 30, 2020, and December 31, 2019, long-term debt includes $7.1 million and $7.5 million, respectively, of long-term finance lease obligations.  As of June 30, 2020, long-term debt also includes $5.6 million related to the PPP Loan.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019

Revenues	$ 21,381	$ 52,879	$ 38,494	$ 59,875	$ 113,237
Costs and expenses
Operating costs	14,095	37,453	30,229	44,324	76,786
Selling, general and administrative	3,544	3,008	3,761	7,305	7,553
Severance and merger-related expenses	-	1,287	1,076	1,076	2,368
Depreciation and amortization	11,055	11,371	11,516	22,571	22,684
Asset impairment, net	-	5,855	16,619	16,619	7,873
(Gain) loss on disposition of assets, net	(836)	18	(46)	(882)	3,238
Other expenses	-	255	-	-	255
Total cost and expenses	27,858	59,247	63,155	91,013	120,757
Operating loss	(6,477)	(6,368)	(24,661)	(31,138)	(7,520)
Interest expense	(3,654)	(3,592)	(3,604)	(7,258)	(7,353)
Loss before income taxes	(10,131)	(9,960)	(28,265)	(38,396)	(14,873)
Income tax (benefit) expense	(11)	2,898	(42)	(53)	358
Net loss	$ (10,120)	$ (12,858)	$ (28,223)	$ (38,343)	$ (15,231)

Loss per share:
Basic and Diluted	$ (2.52)	$ (3.40)	$ (7.53)	$ (9.87)	$ (4.02)

Weighted average number of common shares outstanding:
Basic and Diluted	4,018	3,785	3,750	3,884	3,785

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2020	2019

Cash flows from operating activities
Net loss	$ (38,343)	$ (15,231)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	22,571	22,684
Asset impairment, net	16,619	7,873
Stock-based compensation	860	803
(Gain) loss on disposition of assets, net	(882)	3,238
Deferred income taxes	(53)	358
Amortization of deferred financing costs	431	406
Bad debt expense (recovery)	149	(42)
Changes in operating assets and liabilities
Accounts receivable	22,622	6,167
Inventories	(16)	(61)
Prepaid expenses and other assets	1,319	2,751
Accounts payable and accrued liabilities	(16,258)	(8,953)
Net cash provided by operating activities	9,019	19,993

Cash flows from investing activities
Purchases of property, plant and equipment	(12,126)	(23,344)
Proceeds from the sale of assets	1,002	3,912
Proceeds from insurance claims	-	1,000
Collection of principal on note receivable	145	-
Net cash used in investing activities	(10,979)	(18,432)

Cash flows from financing activities
Borrowings under Revolving Credit Facility	11,038	2,511
Repayments under Revolving Credit Facility	(11,038)	(5,077)
Borrowings under PPP Loan	10,000	-
Proceeds from issuance of common stock	7,333	-
Common stock issuance costs	(532)	(177)
Purchase of treasury stock	(66)	-
RSUs withheld for taxes	(79)	-
Financing costs paid under Term Loan Facility	-	(5)
Financing costs paid under Revolving Credit Facility	-	(12)
Payments for finance lease obligations	(2,506)	(770)
Net cash provided by (used in) financing activities	14,150	(3,530)
Net increase (decrease) in cash and cash equivalents	12,190	(1,969)

Cash and cash equivalents
Beginning of period	5,206	12,247
End of period	$ 17,396	$ 10,278

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 7,021	$ 7,047
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ (7,412)	$ 591
Additions to property, plant and equipment through finance leases	$ 2,434	$ 2,223
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$ (599)	$ -
Transfer of assets from held and used to held for sale	$ -	$ (4,028)
Transfer from inventory to fixed assets	$ -	$ (311)

The following table provides various financial and operational data for the Company's operations for the three months ending June 30, 2020 and 2019 and March 31, 2020, and the six months ending June 30, 2020 and 2019. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2020	2019	2020	2020	2019

Number of marketed rigs end of period(1)	29	30	29	29	30
Rig operating days(2)	834	2,330	1,738	2,572	5,058
Average number of operating rigs(3)	9.2	25.6	19.1	14.1	27.9
Rig utilization (4)	32%	84%	66%	49%	89%
Average revenue per operating day (5)	$ 19,741	$ 20,868	$ 19,823	$ 19,796	$ 20,807
Average cost per operating day(6)	$ 12,741	$ 14,155	$ 14,648	$ 14,030	$ 13,695
Average rig margin per operating day	$ 7,000	$ 6,713	$ 5,175	$ 5,766	$ 7,112

(1)	Marketed rigs exclude idle rigs that will not be reactivated until upgrades or conversions are complete.

(2)	Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days our marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $2.7 million, $3.7 million and $4.0 million during the three months ended June 30, 2020 and 2019, and March 31, 2020, respectively, and $6.8 million and $6.4 million during the six months ended June 30, 2020 and 2019, respectively, (ii) revenues associated with the amortization of intangible revenue acquired in the Sidewinder merger of $46 thousand and $1.1 million during the three and six months ended June 30, 2019, respectively, and (iii) early termination revenues of $2.2 million and $0.5 million during the three months ended June 30, 2020 and 2019, respectively, and $2.2 million and $0.5 million during the six months ended June 30, 2020 and 2019.  The three and six months ended June 30, 2020 did not include any intangible revenue.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $2.7 million, $3.7 million and $4.0 million during the three months ended June 30, 2020 and 2019, and March 31, 2020, respectively, and $6.8 million and $6.4 million during the six months ended June 30, 2020 and 2019, respectively, (ii) overhead costs expensed due to reduced rig upgrade activity of $0.4 million, $0.7 million and $0.6 million during the three months ended June 30, 2020 and 2019, and March 31, 2020, respectively, and $1.0 and $1.0 million during the six months ended June 30, 2020 and 2019, respectively, and (iii) rig de-commissioning costs associated with stacking deactivated rigs of $0.3 million and $0.1 million during the three months ended June 30, 2020 and 2019, respectively, and $0.3 million and $0.1 million during the six months ended June 30, 2020 and 2019, respectively.

Non-GAAP Financial Measures

Adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "adjusted net (loss) income" as net (loss) income before: asset impairment, net; (gain) loss on disposition of assets, net; intangible revenue; severance and merger-related expenses; and other adjustments. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:
	(Unaudited)						(Unaudited)
	Three Months Ended						Six Months Ended
	June 30,		June 30,		March 31,		June 30,		June 30,
	2020		2019		2020		2020		2019
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$ (10,120)	$ (2.52)	$(12,858)	$(3.40)	$(28,223)	$ (7.53)	$(38,343)	$ (9.87)	$ (15,231)	$ (4.02)
Add back:
Asset impairment, net (1)	-	-	5,855	1.55	16,619	4.43	16,619	4.28	7,873	2.08
(Gain) loss on disposition of assets, net(2)	(836)	(0.21)	18	-	(46)	(0.01)	(882)	(0.23)	3,238	0.86
Intangible revenue(3)	-	-	(46)	(0.01)	-	-	-	-	(1,079)	(0.29)
Severance and merger-related expenses(4)	-	-	1,287	0.34	1,076	0.29	1,076	0.28	2,368	0.62
Other expense	-	-	255	0.07	-	-	-	-	255	0.07
Adjusted net loss	$ (10,956)	$ (2.73)	$ (5,489)	$(1.45)	$(10,574)	$ (2.82)	$(21,530)	$ (5.54)	$ (2,576)	$ (0.68)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:
	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2020	2019	2020	2020	2019
(in thousands)
Net loss	$ (10,120)	$ (12,858)	$ (28,223)	$ (38,343)	$ (15,231)
Add back:
Income tax (benefit) expense	(11)	2,898	(42)	(53)	358
Interest expense	3,654	3,592	3,604	7,258	7,353
Depreciation and amortization	11,055	11,371	11,516	22,571	22,684
Asset impairment, net(1)	-	5,855	16,619	16,619	7,873
EBITDA	4,578	10,858	3,474	8,052	23,037
(Gain) loss on disposition of assets, net(2)	(836)	18	(46)	(882)	3,238
Stock-based compensation	290	416	570	860	803
Intangible revenue(3)	-	(46)	-	-	(1,079)
Severance and merger-related expenses(4)	-	1,287	1,076	1,076	2,368
Other expense	-	255	-	-	255
Adjusted EBITDA	$ 4,032	$ 12,788	$ 5,074	$ 9,106	$ 28,622

(1)

We did not record any asset impairment during the second quarter of 2020.  In the first quarter of 2020, we recorded an impairment of $16.6 million to reflect the remaining assets on rigs removed from our marketed fleet, as well as certain other component equipment, inventory and assets held for sale.  In the second quarter of 2019, we recorded an impairment of $5.9 million to reflect (i) a $3.1 million impairment of non-marketable SCR drilling equipment, (ii) a $1.1 million impairment of drilling assets sold at auction, (iii) a $0.2 million impairment of real property acquired in the Sidewinder merger and (iv) a $1.2 million impairment of miscellaneous drilling equipment previously held for sale, but deemed unsalable in the current market environment.

(2)	In the first and second quarters of 2020, we recorded a gain on the disposition of miscellaneous drilling equipment.

(3)	In the first and second quarters of 2019, we amortized intangible revenue related to an unfavorable contract liability acquired in the Sidewinder merger.

(4)

Severance and merger-related expenses were recorded in the first and second quarters of 2019 primarily comprised of severance, professional fees and other Sidewinder merger-related expenses.  Severance expenses of $1.1 million were recorded in the first quarter of 2020 in connection with our cost reduction measures instituted in response to the COVID-19 pandemic and current deteriorating market conditions.  We did not record any severance expense during the second quarter of 2020.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211